Exhibit 99.4

SimpleTech, Inc.

Prepared Remarks for

February 12, 2007 Management Conference Call

Mitch Gellman - SimpleTech - IR Director

And Welcome, everyone.

Thank you for joining us today for this management conference call to discuss the four press releases that we issued after the market closed on Friday, and in particular, the announcement of the divestiture of the assets of our Consumer Division. We believe the events described in these presses will have a significant positive impact on our future. With me for today’s discussion and Q & A session are our Chairman and CEO, Manouch Moshayedi; and Chief Financial Officer and Director, Dan Moses.

Various comments about the Company’s future expectations, plans and prospects made during today’s earnings conference call, including the question-and-answer session, constitute forward-looking statements within the meaning of section 27A of the Securities Act of 1933 as amended and section 21E of the Securities Act of 1934 as amended and are based on management’s current expectations.

These forward-looking statements entail various significant risks and uncertainties that could cause our actual results to differ materially from those expressed in such for forward-looking statements. The risks and uncertainties are detailed under risk factors in filings with the Securities and Exchange Commission made from time to time by us, including our annual report on Form 10-K, our quarterly reports on Form 10-Q and our current reports on Form 8-K, including the Form 8-K filed earlier today.

The filings are available under the category SEC filings in the investors section at our website at www.stec-inc.com. Forward-looking statements in this teleconference are generally identified by words such as believes, anticipates, expects, intend, may, will and other similar expressions. However, these words are not the only way we identify forward-looking statements.

In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Listeners are cautioned not to place undue reliance on these forward-looking statements, which represent our views only as of today. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so even if our estimates change and therefore, you should not rely on these forward-looking statements as representing our views as of any date subsequent to today.

Thanks again for joining us for this call and discussion. And now it is my pleasure to turn the call over to our Chairman and CEO, Manouch Moshayedi.

Manouch: Hello everyone and thanks very much for joining us today to discuss Friday’s announcements and how we expect these events will enable us to extend our leadership position in providing customized solutions to OEM customers in a growing variety of niche markets.

As many of you know, for the last three or four years our strategy has been to make significant investments in engineering, IP, and our OEM sales and marketing infrastructure. These investments are now enabling us to penetrate very profitable and fast-growing OEM markets that benefit from our customized Flash-based memory and high-capacity DRAM solutions. Through the first three quarters of 2006, you saw us achieve our greatest levels of revenue, gross profit margin, operating margin % and of course, profitability. We believe our improved performance during this period was the initial result of many years of investment and focus in our OEM business. And now, with the divestiture of our low-margin Consumer business to Fabrik, Inc., we believe we are now in a most advantageous position with management now able to focus its attention, time and resources on one major operation instead of being divided into two diverse directions. The cash generated from the divestiture, combined with our previous cash position, will further enable us to advance the company’s investments in engineering and sales and marketing infrastructure, as well as consider potential strategic acquisitions of companies and technologies.

As a result of the divestiture of the Consumer Division which included the brand name “SimpleTech,” we plan to change our corporate name to STEC, Inc. Although our legal name will continue to be SimpleTech until the name change process is completed, we have begun to refer to ourselves as STEC for marketing and branding purposes.

We also announced on Friday that Mike Moshayedi, our former President and co-founder who oversaw the Consumer Division, will no longer be an officer or employee of the company as a result of the divestiture of the Consumer Division. Mike also tendered his resignation as a director from the board. On behalf of the company, we would like to thank Mike for his contributions to the company over the past 16 years and we wish him well in his future endeavors. Vahid Manian, the Senior Vice President of Global Manufacturing Operations at Broadcom, was added to our Board of Directors. Vahid will be a tremendous addition to our Board, as his technology and manufacturing expertise will be invaluable as we extend our IP portfolio and expand our manufacturing operations into Malaysia this year. Our Board of Directors is now comprised of four independent Directors and three insiders.

Finally, we agreed to terms, effective January 1, 2007, with one of our OEM Division DRAM customers on a value-add revenue agreement. Under this agreement, we will record related revenue on a value-add only basis, passing through the cost of the DRAM chips and charging the customer only for the manufacturing and kitting services provided by the company. The value-add revenue method will result in lower revenue and higher gross profit margin percentage, but will be neutral for gross profit dollars and diluted earnings per share. . This method of accounting for such value-add revenue, is commonly used by competitors doing business in the OEM DRAM module sector.

Dan: Thanks Manouch and to each of you for joining us this morning. In prior earnings calls and SEC filings, we have discussed our focus on the OEM business. We believed that by making significant investments in the OEM portion of our business, we could take a leadership position in niche OEM markets that would benefit significantly from our high-performance Flash memory and DRAM products. Over the past few quarters, we have seen this strategy produce significant improvements in terms of increase revenues, gross margins, operating margins and profits. These improvements resulted primarily from gains from our OEM Division. To illustrate this point, let’s compare our OEM and Consumer Division results reported in our pro forma financial statements filed in our Form 8-K earlier this morning for the nine-month periods ended September 30, 2006 and the same period in 2005.

•	OEM revenues grew 45% from $97.8 million to $141.5 million, including a 184% increase in OEM Flash revenue from $26.7 million to $62.1 million.

•	Consumer revenues declined 5% from $100.9 million to $96.3 million

•	OEM gross profit margin increased from 24.4% to 30.6%

•	Consumer gross profit margin decreased from 13.7% to 12.9%

•	OEM operating margin nearly tripled from 4.0% to 11.8%

•	Consumer operating margin decreased from 1.8% to 1.7%

•	OEM net income increased from $3.7 million to $11.4 million.

•	Consumer net income decreased from $1.1 million to $1.0 million.

The divestiture of the Consumer Division dynamically changes our operating model metrics and strengthens our balance sheet. In the past year, most of our significant new Consumer customers demanded extended payments terms up to Net 90 days and consignment inventory arrangements that significantly slowed the turns of our current assets. Further, 100% of management’s attention will now be focused on extending our leadership position in our highly-profitable, high-growth, niche OEM markets. We have added to our cash position which is now approaching $100 million. This allows us to consider strategic acquisitions that otherwise would have required the issuance of additional shares, and thus diluted our outstanding stock position. We are very excited about completing this transaction and the prospects ahead for our OEM business.